EXHIBIT 99.1

Bay Bancorp, Inc. Announces Fourth Quarter and Full Year 2015 Results

COLUMBIA, Md., Feb. 01, 2016 (GLOBE NEWSWIRE) -- Bay Bancorp, Inc. (“Bay”) (NASDAQ:BYBK), the savings and loan holding company for Bay Bank, FSB (“Bank”), announced today net income of $1.93 million or basic and diluted net income per common share of $0.18 and $0.17, respectively, for the year ended December 31, 2015, compared to net income of $3.03 million or basic and diluted net income per common share of $0.29 for the year ended December 31, 2014.  For the fourth quarter of 2015, Bay reported net income of $0.51 million or basic and diluted net income per common share of $0.05, compared to net income of $0.53 million or basic and diluted net income per common share of $0.05 for the third quarter of 2015 and net income of $1.31 million or basic and diluted net income per common share of $0.12 for the fourth quarter of 2014.  Net income for the year ended December 31, 2014 included a bargain purchase gain from the acquisition of Slavie Federal Savings Bank from the FDIC (the “Slavie Acquisition”) and income from the recognition of the remaining interest rate mark-to-market adjustment related to the Bank’s exit from its IRA business, representing a combined $2.9 million of pre-tax income.

Commenting on the announcement, Joseph J. Thomas, President and CEO, said, “I am very pleased by our team’s efforts to increase Bay’s pre-tax profitability by 33% in 2015, when compared to 2014, which is also a $3.7 million increase in pre-tax earnings after adjusting for non-recurring items in 2014 (bargain purchase gain and exit of IRA).  We accomplished this increase by growing our originated loan portfolio by 33%, while reducing our noninterest expense by $4.9 million, or 18%, when compared to 2014.  While we did not grow total assets appreciably during 2015, our efforts to resolve acquired loans led to a reduction of our classified asset ratio to 26% from 47% at December 31, 2015, when compared to 2014.  With the announced second quarter 2016 merger with Hopkins Federal Savings Bank, we are poised to increase scale, profitability and leverage that will together lead to improved returns on our strong capital base,” continued Thomas.

Highlights from 2015

The Bank’s relationship management activities resulted in net new loan growth in the Bank’s originated portfolio by a 32.5% annualized pace in 2015.  Deposit mix changes were favorable, with planned declines in certificate of deposit balances offset by core interest bearing and noninterest-bearing deposit growth, leading to an attractive 0.40% cost of funds for the fourth quarter of 2015.  Bay has a very strong capital position and capacity for future growth with total regulatory capital to risk weighted assets of 16.6% as of December 31, 2015.  The Bank has a proven record of success in acquisitions and acquired problem asset resolutions and, at December 31, 2015, had $9.4 million in remaining net purchase discounts on acquired loan portfolios.

Specific highlights are listed below:

  The return on average assets for the three months and year ended December 31, 2015 was 0.43% and 0.40%, respectively, as compared to 1.08% and 0.66%, respectively, for the same periods of 2014.  The return on average equity for the three months and year ended December 31, 2015 was 3.10% and 2.94%, respectively, as compared to 7.87% and 4.93%, respectively, for the same periods of 2014.

  Total assets were $491 million at December 31, 2015, an increase of $17 million when compared to $474 million at September 30, 2015 and an increase of $11 million when compared to $480 million at December 31, 2014.

  Total loans were $393 million at December 31, 2015, an increase of 1.0% from $389 million at September 30, 2015 and unchanged from $393 million at December 31, 2014.

  Total deposits were $367 million at December 31, 2015, a decrease of 4% from $382 million at September 30, 2015 and a decrease of 5% from $388 million at December 31, 2014.

  Net interest income for the three and twelve months ended December 31, 2015 totaled $5.1 million and $21.4 million, respectively, compared to $6.4 million and $22.9 million, respectively, for the same periods of 2014.  Interest income associated with discount accretion on purchased loans, deferred costs and deferred fees will vary due to the timing and nature of loan principal payments.  For the three and twelve months ended December 31, 2015, accretion of purchased discounts included in interest income and deferred fee and cost amortization trailed the respective 2014 recognition by $1.05 million and $2.32 million, respectively.  Earning asset leverage was the primary offset to the decline in year-over-year results, as average earning assets increased to $455 million for the year ended December 31, 2015, compared to $431 million for 2014.

  Net interest margin for the three month and year ended December 31, 2015 was 4.49% and 4.70%, respectively, compared to 5.61% and 5.31%, respectively, for the same periods of 2014.  The fourth quarter margin reflects the variable pace of discount accretion recognition within interest income and the impact of fair value amortization on the interest expense of acquired deposits.  For the year ended December 31, 2015, the earning asset portfolio yield was influenced by a $2.32 million decline in net discount accretion of purchased loan discounts recognized in interest income and a $1.07 million decrease in the fair value amortization on deposits when compared to 2014.  The margin declined by 61 basis points during the year ended December 31, 2015 when compared to 2014, with the reduction in loan and deposit accretion accounting for an 80 basis point fluctuation.

  Nonperforming assets decreased to $10.3 million at December 31, 2015, down from $12.8 million at September 30, 2015 but an improvement from the $14.3 million recorded at December 31, 2014.  The fourth quarter decrease resulted from the Bank’s continued resolution of acquired nonperforming loans.

  The provision for loan losses in the three and twelve months ended December 31, 2015 was $264,000 and $1,143,000, respectively, compared to $221,000 and $802,000, respectively, for the same periods of 2014.  The increases for 2015 were primarily related to an acceleration in growth in the Bay Bank originated portfolio combined with modest increases in the some qualitative factors used for calculating the required reserve.  As a result, the allowance for loan losses was $1.77 million at December 31, 2015, representing 0.45% of total loans, compared to $1.29 million, or 0.33% of total loans, at December 31, 2014.  Management expects both the allowance for loan losses and the related provision for loan losses to increase in the future due to the gradual runoff of the discount on the acquired loan portfolios and an increase in new loan originations.

  Total Capital increased to $67.7 million at December 31, 2015 from $66.9 million at September 30, 2015 and $66.6 million at December 31, 2014.  The book value of Bay’s common stock was $6.13 per common share at December 31, 2015, compared to $6.05 per common share at September 30, 2015 and December 31, 2014.

Stock Repurchase Program

During 2015, Bay purchased 170,492 shares of its common stock, at an average price of $5.03 per share, pursuant to the stock purchase program that the Board of Directors approved on July 30, 2015.  The program authorizes Bay to purchase up to 250,000 shares of its common stock over a 12-month period in open market and/or through privately negotiated transactions, at Bay’s discretion.  The Board may modify, suspend or discontinue the program at any time.

Recent Events

On December 18, 2015, Bay and Hopkins Bancorp, Inc. (“Hopkins”), the parent company of Hopkins Federal Savings Bank, jointly announced the execution of a definitive merger agreement (the “Merger Agreement”) that provides for the merger of Hopkins, with assets of approximately $242 million at September 30, 2015, with and into Bay, with Bay as the surviving savings and loan holding company.  The transaction is valued at approximately $23.8 million.  Under the terms of the Merger Agreement, Bay will acquire the outstanding shares of Hopkins common stock for cash equal to 105% of Hopkins’ tangible book value as of the closing, after giving effect to Hopkins’ payment of all of its transaction-related expenses, up to $625,000 in cash bonuses that Hopkins may choose to pay to certain directors and employees at the closing (the “bonuses”), and a $16.0 million cash dividend that Hopkins proposes to pay to its stockholders prior to the closing (the “cash dividend”).  The merger consideration is subject to adjustment based on Hopkins’ tangible book value as of the closing, which will be calculated after deducting all of Hopkins’ transaction-related expenses.  Immediately after the Merger, Hopkins Federal Savings Bank will merge with and into the Bank, with the Bank as the surviving federal savings bank.  Based on Hopkins’ tangible book value at September 30, 2015 and 241,552 shares of Hopkins common stock outstanding, and after giving effect to Hopkins’ payment of the bonuses, the cash dividend and its anticipated transaction-related expenses, the merger consideration would be approximately $23.8 million in cash, with the stockholders of Hopkins receiving cash of approximately $98.44 for each share of Hopkins common stock owned at the effective time of the Merger.  Bay will have the right to terminate the Merger Agreement if the merger consideration would exceed $25.7 million, and Hopkins will have the right to terminate the Merger Agreement if the merger consideration would be less than $21.4 million.  The Merger, which is subject to regulatory approval, is anticipated to close in the second quarter of 2016.  Additional information regarding the Merger may be found in Bay’s Current Report on Form 8-K that was filed with the Securities and Exchange Commission on December 21, 2015.

Balance Sheet Review

Total assets were $491 million at December 31, 2015, an increase of $11 million, or 2%, when compared to December 31, 2014.  The increase was due mainly to an $18 million increase in liquid assets over the year.  Investment securities decreased by $1.7 million, or 5%, for the year, while loans held for sale decreased by $2.4 million, or 33%.

Total deposits were $367 million at December 31, 2015, a decrease of $20 million, or 5%, when compared to December 31, 2014.  The decrease was due to managed declines in certificates of deposits, offset by a $10 million, or 11.1% increase in noninterest bearing deposits.  This funding source has been temporarily replaced with short term FHLB advances, improving the cost of funds, while Bay prepares for the 2016 merger with the deposit funded balance sheet of Hopkins.  Short term borrowings were $52 million at December 31, 2015, an increase of $30 million, or 136%, when compared to December 31, 2014.

Stockholders’ equity increased to $67.7 million at December 31, 2015 when compared to $66.9 million at September 30, 2015 and $66.6 million at December 31, 2014.  The fourth quarter 2015 increases related to corporate earnings, which were assisted by net market value adjustment and net increases on bank owned investment securities.  The book value of Bay’s common stock was $6.13 at December 31, 2015 and $6.05 at September 30, 2015 and December 31, 2014.

Nonperforming assets, which consist of nonaccrual loans, troubled debt restructurings, accruing loans past due 90 days or more, and real estate acquired through foreclosure, decreased to $10.3 million at December 31, 2015, from $12.8 million at September 30, 2015 and from $14.3 million at December 31, 2014.  The improvements were driven by decreases in purchased credit impaired loans 90 days or more past due of $1.0 million and $3.0 million from September 30, 2015 and December 31, 2014, respectively.  Nonperforming assets represented 2.10% of total assets at December 31, 2015, compared to 2.71% of total assets at September 30, 2015, and 2.99% at December 31, 2014.

At December 31, 2015, the Bank remained above all “well-capitalized” regulatory requirement levels.  The Bank’s tier 1 risk-based capital ratio was 16.14% at December 31, 2015 as compared to 16.10% at September 30, 2015 and 16.31% at December 31, 2014.  Liquidity remained strong due to managed cash and cash equivalents, borrowing lines with the FHLB of Atlanta, the Federal Reserve and correspondent banks, and the size and composition of the investment portfolio.

Review of Financial Results

Net income for the three months and year ended December 31, 2015 was $0.51 million and $1.93 million, respectively, compared to net income of $1.31 million and $3.03 million, respectively, for the same periods of 2014.  With the changes to net income primarily the result of the 2014 bargain purchase gain attributable to the Slavie Acquisition of $0.52 million and the 2014 recognition of the remaining interest rate mark-to-market adjustment of $2.38 million related to the exit of our IRA business, changes were less comparable to prior periods.

Net interest income for the three months ended December 31, 2015 totaled $5.1 million compared to $6.4 million for the same period of 2014.  Interest income associated with discount accretion on purchased loans, deferred costs and deferred fees will vary due to the timing and nature of loan principal payments and the decline in accretion contributed $1.0 million to the change.

Net interest income decreased to $21.4 million for the year ended December 31, 2015 compared to $22.9 million for the same period of 2014.  The decrease was the result of a $24 million growth in average interest-earning assets partially due to the Slavie Acquisition, offset by a $2.3 million decline in net discount accretion of purchased loan discounts recognized in interest income and a $1.1 million decrease in the fair value amortization on deposits.  Excluding the impact of the fair value accounting, net interest income increased by $1.90 million when compared to the year ended December 31, 2014.  The net interest margin for the fourth quarter of 2015 decreased to 4.49% from 4.68% for the third quarter of 2015.  The net interest margin for the year ended December 31, 2015 decreased to 4.70% compared to 5.31% for 2014 due to the decline in discount accretion on loans and deposits.  As of December 31, 2015, the remaining net loan discounts on the Bank’s loan portfolio, including loans acquired in the Slavie Acquisition, totaled $9.4 million.

Noninterest income for the three months ended December 31, 2015 was $1.1 million compared to $1.5 million for the three months ended September 30, 2015 and $1.1 million for the three months ended December 31, 2014.  The change from the immediately prior quarter was primarily the result of $0.05 million decrease in electronic banking fees and a $0.32 million decrease in mortgage banking fees and gains.  The changes from the fourth quarter of 2014 were primarily the result of a $0.07 million decrease in electronic banking fees, offset by a $0.09 million gain from the sale of certain securities in 2015.

Noninterest income for the year ended December 31, 2015 was $5.4 million compared to $7.8 million for the same period of 2014.  This decrease was primarily the result of the $2.38 million remaining interest rate mark-to-market adjustment on IRA deposits recognized in 2014, the $0.52 million bargain purchase gain recognized in 2014 and a $0.23 million decrease in electronic banking fees, offset by a $0.76 million increase in mortgage banking fees and gains and a $0.29 million gain from the sale of certain securities in 2015.  Expectations are for mortgage fees and gains to increase during 2016 as the Bank moves to expand its mortgage banking operations.

Noninterest expense reduction was a key focus for 2015 net income improvement.  For the three months ended December 31, 2015, noninterest expense was $5.2 million compared to $5.8 million for the prior quarter and $6.9 million for the fourth quarter of 2014.  The primary contributors to the decrease when compared to the fourth quarter of 2014 were decreases of $0.87 million in salary and employee benefits, $0.08 million in occupancy expense, $0.12 million in furniture and equipment, $0.48 million in other expenses, and $0.13 million in merger related expenses.

For the year ended December 31, 2015, noninterest expense was $22.6 million compared to $27.5 million for 2014, a decrease of $4.9 million for the same period of 2014.  The primary contributors to the decrease when compared to 2014 were decreases of $1.68 million in salary and employee benefits, $0.33 million in occupancy expense, $0.22 million in furniture and equipment expense along with $1.01 million in one-time other expenses recorded in 2014.

In the fourth quarter of 2014, Bay Bancorp filed amended 2011 and 2012 Federal and Maryland tax returns for the former Carrollton Bancorp, resulting in the accrual of $0.6 million in tax refunds.  Combined with a reversal of a deferred tax valuation allowance, the Bank recognized $1.2 million in favorable tax benefits in the fourth quarter of 2014.

Bay Bancorp, Inc. Information

Bay Bancorp, Inc. is a financial holding company and a savings and loan holding company headquartered in Columbia, Maryland.  Through Bay Bank, FSB, its federal savings bank subsidiary, Bay Bancorp, Inc. serves the community with a network of 11 branches strategically located throughout the Baltimore Metropolitan Statistical Area, particularly Baltimore City and the Maryland counties of Baltimore Washington corridor.  The Bank serves small and medium size businesses, professionals and other valued customers by offering a broad suite of financial products and services, including on-line and mobile banking, commercial banking, cash management, mortgage lending and retail banking.  The Bank funds a variety of loan types including commercial and residential real estate loans, commercial term loans and lines of credit, consumer loans and letters of credit.  Additional information is available at www.baybankmd.com.

Forward-Looking Statements

The statements contained herein that are not historical facts are forward-looking statements (as defined by the Private Securities Litigation Reform Act of 1995) based on management's current expectations and beliefs concerning future developments and their potential effects on the Company. Such statements involve inherent risks and uncertainties, many of which are difficult to predict and are generally beyond the control of the Company.  There can be no assurance that future developments affecting the Company will be the same as those anticipated by management.  These statements are evidenced by terms such as “anticipate,” “estimate,” “should,” “expect,” “believe,” “intend,” and similar expressions.  Although these statements reflect management’s good faith beliefs and projections, they are not guarantees of future performance and they may not prove true.  These projections involve risk and uncertainties that could cause actual results to differ materially from those addressed in the forward-looking statements.  For a discussion of these risks and uncertainties, see the section of the periodic reports filed by Bay Bancorp, Inc. with the Securities and Exchange Commission entitled “Risk Factors”.

BAY BANCORP, INC. AND SUBSIDIARY
CONSOLIDATED BALANCE SHEETS

	December 31,	September 30,
	2015	2015	December 31,	December 31,
	(unaudited)	(unaudited)	2014	2013

ASSETS
Cash and due from banks	$8,059,888	$7,122,397	$7,062,943	$7,126,720
Interest bearing deposits with banks and federal funds sold	26,353,334	8,057,450	9,829,231	16,146,340
Total Cash and Cash Equivalents	34,413,222	15,179,847	16,892,174	23,273,060

Investment securities available for sale, at fair value	33,352,233	33,470,737	35,349,889	36,586,669
Investment securities held to maturity, at amortized cost	1,573,165	1,592,496	1,315,718	-
Restricted equity securities, at cost	2,969,595	1,626,595	1,862,995	1,009,695
Loans held for sale	4,864,344	10,496,323	7,233,306	12,836,234

Loans, net of deferred fees and costs	393,240,567	389,360,703	393,051,192	320,680,332
Less: Allowance for loan losses	(1,773,009)	(1,619,755)	(1,294,976)	(851,000)
Loans, net	391,467,558	387,740,948	391,756,216	319,829,332

Real estate acquired through foreclosure	1,459,732	1,977,262	1,480,472	1,290,120
Premises and equipment, net	5,060,802	5,187,841	5,553,957	5,998,532
Bank owned life insurance	5,611,352	5,579,745	5,485,377	5,356,575
Core deposit intangible	2,624,184	2,821,906	3,478,282	3,993,679
Deferred tax assets, net	3,923,751	4,100,033	3,214,100	6,564,121
Accrued interest receivable	1,271,871	1,308,152	1,306,111	1,186,748
Accrued taxes receivable	1,575,043	1,809,750	3,122,885	-
Defined benefit pension asset	-	-	680,668	-
Prepaid expenses	691,372	809,447	925,288	-
Other assets	303,614	460,086	285,547	1,164,538
Total Assets	$491,161,838	$474,161,168	$479,942,985	$419,089,303

LIABILITIES
Noninterest-bearing deposits	$101,838,210	$91,825,133	$91,676,534	$90,077,139
Interest-bearing deposits	265,577,728	289,745,003	296,153,598	270,916,332
Total Deposits	367,415,938	381,570,136	387,830,132	360,993,471

Short-term borrowings	52,300,000	20,900,000	22,150,000	-
Defined benefit pension liability	829,237	1,661,891	-	42,492
Accrued expenses and other liabilities	2,934,174	3,149,747	3,319,567	3,499,072
Total Liabilities	423,479,349	407,281,774	413,299,699	364,535,035

STOCKHOLDERS’ EQUITY
Common stock - par value $1.00, authorized 20,000,000 shares, issued and outstanding 11,046,676, 11,046,676, 11,014,517 and 9,379,753 shares as of December 31, 2015, September 30, 2015, December 31, 2014 and December 31, 2013, respectively.	11,046,676	11,046,676	11,014,517	9,379,753
Additional paid-in capital	43,395,183	43,374,650	43,228,950	36,357,001
Retained earnings	12,667,070	12,154,890	10,736,305	7,703,597
Accumulated other comprehensive income	573,560	303,178	1,663,514	1,113,917
Total Stockholders' Equity	67,682,489	66,879,394	66,643,286	54,554,268
Total Liabilities and Stockholders' Equity	$491,161,838	$474,161,168	$479,942,985	$419,089,303

BAY BANCORP, INC. AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)

	Twelve Months Ended December 31,		Three Months Ended December 31,		Three Months Ended September 30,
	2015	2014	2015	2014	2015	2014

Interest income:
Interest and fees on loans	$21,907,865	$22,848,600	$5,341,325	$6,391,123	$5,473,097	$5,537,260
Interest on loans held for sale	350,833	246,212	59,177	49,938	97,965	64,265
Interest and dividends on securities	913,511	970,377	102,201	264,062	295,612	213,862
Interest on deposits with banks and federal funds sold	37,297	49,811	9,174	10,566	11,743	7,217
Total Interest Income	23,209,506	24,115,000	5,511,877	6,715,689	5,878,417	5,822,604

Interest expense:
Interest on deposits	1,761,899	1,231,643	379,979	335,047	433,349	286,368
Interest on Fed Funds Purchased	604	-	-	-	-	-
Interest on short-term borrowings	72,380	25,556	25,426	12,850	23,310	12,706
Total Interest Expense	1,834,883	1,257,199	405,405	347,897	456,659	299,074
Net Interest Income	21,374,623	22,857,801	5,106,472	6,367,792	5,421,758	5,523,530

Provision for loan losses	1,142,522	801,688	264,326	221,471	306,387	220,373
Net interest income after provision for loan losses	20,232,101	22,056,113	4,842,146	6,146,321	5,115,371	5,303,157

Noninterest income:
Electronic banking fees	2,402,589	2,637,079	575,302	646,031	625,041	674,701
Mortgage banking fees and gains	1,708,779	950,299	196,037	182,496	515,035	259,740
Net gain on sale of real estate acquired through foreclosure	45,285	58,046	5,490	30,624	346	(1,503)
Service charges on deposit accounts	313,697	393,128	84,591	89,732	79,375	99,451
Bargain purchase gain	-	524,432	-	-	-	-
Gain on securities sold	289,912	-	92,945	-	119,477	-
Other income	658,992	3,201,243	146,158	169,614	155,504	95,003
Total Noninterest Income	5,419,254	7,764,227	1,100,523	1,118,497	1,494,778	1,127,392

Noninterest expenses:
Salary and employee benefits	11,666,515	13,347,292	2,709,041	3,578,278	2,894,539	3,244,553
Occupancy expenses	2,601,966	2,935,880	594,528	679,197	631,180	722,573
Furniture and equipment expenses	957,610	1,174,911	180,613	299,637	256,425	280,320
Legal, accounting and other professional fees	1,361,907	1,416,505	231,693	328,054	393,035	356,226
Data processing and item processing services	1,372,688	1,197,231	378,587	333,322	368,221	371,572
FDIC insurance costs	403,502	383,031	101,744	95,463	98,375	84,882
Advertising and marketing related expenses	377,906	382,465	97,692	91,954	184,910	105,546
Foreclosed property expenses	509,234	690,989	213,011	186,694	66,760	113,903
Loan collection costs	343,521	332,843	31,605	27,744	112,539	152,196
Core deposit intangible amortization	854,098	992,961	197,723	254,545	197,722	245,674
Merger and acquisition related expenses	22,097	1,028,239	22,097	150,679	-	637,272
Other expenses	2,114,881	3,632,070	439,954	921,826	552,049	1,656,932
Total Noninterest Expenses	22,585,925	27,514,417	5,198,288	6,947,393	5,755,755	7,971,649
Income before income taxes	3,065,430	2,305,923	744,381	317,425	854,394	(1,541,100)
Income tax (benefit) expense	1,134,665	(726,785)	232,201	(922,107)	324,977	(599,585)
Net income	$1,930,765	$3,032,708	512,180	1,239,532	529,417	(941,515)

Basic net income per common share	$0.18	$0.29	$0.05	$0.12	$0.05	$(0.09)

Diluted net income per common share	$0.17	$0.29	$0.05	$0.12	$0.05	$(0.09)

BAY BANCORP, INC. AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
For the Twelve Months Ended December 31, 2015 and 2014
(Unaudited)

				Accumulated
		Additional		Other
	Common	Paid-in	Retained	Comprehensive
	Stock	Capital	Earnings	Income (loss)	Total

Balance December 31, 2013	$9,379,753	$36,357,001	$7,703,597	$1,113,917	$54,554,268

Net income	-	-	3,032,708	-	3,032,708
Other comprehensive income			-	549,597	549,597
Stock-based compensation	212,000	1,294,713	-	-	1,506,713
Issuance of common stock	1,422,764	5,577,236	-	-	7,000,000
Balance December 31, 2014	$11,014,517	$43,228,950	$10,736,305	$1,663,514	$66,643,286

				Accumulated
		Additional		Other
	Common	Paid-in	Retained	Comprehensive
	Stock	Capital	Earnings	Income (loss)	Total

Balance December 31, 2014	$11,014,517	$43,228,950	$10,736,305	$1,663,514	$66,643,286

Net income	-	-	1,930,765	-	1,930,765
Other comprehensive income			-	(1,089,954)	(1,089,954)
Stock-based compensation	-	143,712	-	-	143,712
Issuance of common stock under stock option plan	202,651	709,603			912,254
Repurchase of common stock	(170,492)	(687,082)	-	-	(857,574)
Balance December 31, 2015	$11,046,676	$43,395,183	$12,667,070	$573,560	$67,682,489

BAY BANK, FSB
CAPITAL RATIOS
(Unaudited)
					To Be Well
					Capitalized Under
			To Be Considered		Prompt Corrective
	Actual		Adequately Capitalized		Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
As of December 31, 2015:

Total Risk-Based Capital Ratio	$67,238	16.58%	$32,443	8.00%	$40,553	10.00%

Tier I Risk-Based Capital Ratio	$65,465	16.14%	$24,332	6.00%	$32,443	8.00%

Common Equity Tier I Capital Ratio	$65,465	16.14%	$18,249	4.50%	$26,360	6.50%

Leverage Ratio	$65,465	13.75%	$19,041	4.00%	$23,801	5.00%

As of September 30, 2015:

Total Risk-Based Capital Ratio	$65,357	16.50%	$31,681	8.00%	$39,601	10.00%

Tier I Risk-Based Capital Ratio	$63,737	16.10%	$23,760	6.00%	$31,680	8.00%

Common Equity Tier I Capital Ratio	$63,737	16.10%	$17,820	4.50%	$25,740	6.50%

Leverage Ratio	$63,737	13.19%	$19,331	4.00%	$24,164	5.00%

As of December 31, 2014:

Total Risk-Based Capital Ratio	$62,743	16.66%	$30,132	8.00%	$37,665	10.00%

Tier I Risk-Based Capital Ratio	$61,448	16.31%	$15,066	4.00%	$22,599	6.00%

Leverage Ratio	$61,448	12.94%	$18,988	4.00%	$23,735	5.00%

As of September 30, 2014:

Total Risk-Based Capital Ratio	$60,376	16.14%	$29,922	8.00%	$37,402	10.00%

Tier I Risk-Based Capital Ratio	$59,247	15.84%	$14,961	4.00%	$22,441	6.00%

Leverage Ratio	$59,247	12.51%	$18,943	4.00%	$23,679	5.00%

As of December 31, 2013:

Total Risk-Based Capital Ratio	$47,815	14.68%	$26,049	8.00%	$32,562	10.00%

Tier I Risk-Based Capital Ratio	$46,964	14.42%	$13,025	4.00%	$19,537	6.00%

Leverage Ratio	$46,964	11.41%	$16,461	4.00%	$20,577	5.00%

BAY BANCORP, INC. AND SUBSIDIARY
SELECTED FINANCIAL DATA
Unaudited

	Three Months Ended			Twelve Months Ended

	December 31,	September 30,	December 31,	December 31,	December 31,
	2015	2015	2014	2015	2014
Financial Data:
Assets	$491,161,838	$474,161,168	$479,942,985	$491,161,838	$479,942,985
Investment securities	34,925,398	35,063,233	36,665,607	34,925,398	36,665,607
Loans (net of deferred fees and costs)	393,240,567	389,360,703	393,051,192	393,240,567	393,051,192
Allowance for loan losses	(1,773,009)	(1,619,755)	(1,294,976)	(1,773,009)	(1,294,976)
Deposits	367,415,938	381,570,136	387,830,132	367,415,938	387,830,132
Borrowings	52,300,000	20,900,000	22,150,000	52,300,000	22,150,000
Stockholders’ equity	67,682,489	66,879,394	66,643,286	67,682,489	66,643,286

Net income	512,180	529,418	1,239,532	1,930,765	3,032,708

Average Balances:
Assets	475,843,083	486,948,390	479,539,765	481,145,938	459,673,750
Investment securities	35,141,189	40,709,454	37,744,736	36,649,655	37,773,016
Loans (net of deferred fees and costs)	391,709,601	387,299,575	393,337,031	389,684,220	364,499,210
Borrowings	30,558,696	32,341,304	18,500,000	23,188,219	9,269,231
Deposits	375,606,120	383,155,659	391,419,769	388,245,406	385,700,292
Stockholders' equity	65,565,103	67,356,613	66,079,174	65,747,418	61,530,969

Performance Ratios:
Return on average assets	0.43%	0.43%	1.08%	0.40%	0.66%
Return on average equity	3.10%	3.12%	7.87%	2.94%	4.93%
Yield on average interest-earning assets	4.85%	5.07%	5.90%	5.10%	5.59%
Rate on average interest-bearing liabilities	0.52%	0.56%	0.43%	0.58%	0.42%
Net interest spread	4.33%	4.51%	5.47%	4.51%	5.17%
Net interest margin	4.49%	4.68%	5.59%	4.70%	5.30%

Book value per share	$6.13	$6.05	$6.05	$6.13	$6.05
Basic net income per share	$0.05	$0.05	0.12	0.18	0.29
Diluted net income per share	$0.05	$0.05	0.12	0.17	0.29

	December 31,	September 30,	June 30,	December 31,
	2015	2015	2015	2014
Asset Quality Ratios:
Allowance for loan losses to loans	0.45%	0.42%	0.37%	0.33%
Nonperforming loans to total loans	2.26%	2.79%	2.98%	3.27%
Nonperforming assets to total assets	2.10%	2.71%	2.68%	2.99%
Net charge-offs annualized to avg. loans	0.03%	0.06%	0.06%	0.06%

Capital Ratios (Bay Bank, FSB):
Total risk-based capital ratio	16.58%	16.50%	17.39%	16.66%
Common equity tier 1 capital ratio	16.14%	16.10%	17.00%	N/A
Tier 1 risk-based capital ratio	16.14%	16.10%	17.00%	16.31%
Leverage ratio	13.75%	13.19%	13.23%	12.94%

For investor inquiries contact:

Joseph J. Thomas, President and CEO
410-536-7336
jthomas@baybankmd.com
7151 Columbia Gateway Drive,
Suite A
Columbia, MD 21046

For further information contact:

Larry D. Pickett, Chief Financial Officer
lpickett@baybankmd.com
410-312-5415